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                                                                      EXHIBIT 99


                                                                    NEWS RELEASE

For more information contact:
W. Edwin Lane, Jr., CPA
Chief Financial Officer

                             ABC BANCORP COMPLETES
                     MERGER WITH SOUTHLAND BANCORPORATION

June 24, 1996
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    ABC BANCORP (Nasdaq: ABCB), Moultrie, Georgia, completed its merger with
Southland Bancorporation, Dothan, Alabama, on June 21, 1996. The total merger consideration in connection with the acquisition amounts to approximately $12 million, or 1.8 times the book value of Southland Bancorporation. Approximately 49% of the merger consideration will be paid in cash, with approximately 403,000 shares of ABC Bancorp Common Stock being issued for the remaining 51%.

    As a result of the acquisition, Southland Bancorporation was merged into ABC Bancorp, and its wholly-owned subsidiary, Southland Bank, became a wholly-owned subsidiary of ABC Bancorp. Southland Bank is headquartered in Dothan, Alabama, and has branches in the southern Alabama cities of Abbeville, Clayton, Dothan, Eufaula and Headland.

     With the southland merger, ABC Bancorp's assets total approximately $450 million.

     Southland Bank's name will remain the same following the merger. No staffing changes are anticipated as a result of the merger. John E. Meyer, Jr. will continue as president and chief executive officer of Southland Bank.

     Jack Hunnicutt, President and Chief Executive Officer of ABC Bancorp, said, "Interacting with the staff of Southland to prepare for this merger convinced me that we have a very capable group of bankers in place to carry Southland forward. Southland has historically focused more on wholesale banking markets than on local, retail customers. We have determined that south Alabama is an open market for an aggressive, community-oriented bank. We are confident that we will be able to expand Southland's focus by availing them of the community-banking expertise and culture that has made our Georgia subsidiaries successful."



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ABC Bancorp
June 24, 1996


        ABC Bancorp has entered into definitive merger agreements to acquire Central Bankshares, Inc., which is located in Cordele, Georgia, and First National Financial Corporation, which is located in Albany, Georgia. Both of these pending acquisitions are expected to be consummated during the third quarter of 1996. Assuming the completion of these two mergers, ABC Bancorp projects total assets in excess of $600 million by the end of 1996.

        ABC Bancorp is headquartered in Moultrie, Georgia, and, in addition to Southland Bank, has five banking subsidiaries with 11 branches in and around the southern Georgia cities of Cairo, Moultrie, Quitman, Thomasville and Tifton. ABC Bancorp Common Stock is quoted on the Nasdaq National Market under the symbol "ABCB".